Exhibit 10.1

PROFESSIONAL SERVICES CONTRACT
Contract #0000000000000000000055827

This Contract (“Contract”), entered into by and between Indiana Family and Social Services Administration, NeuroDiagnostic Institute (the “State”) and SYRA HEALTH CORP (the “Contractor”), is executed pursuant to the terms and conditions set forth herein. In consideration of those mutual undertakings and covenants, the parties agree as follows:

1.	Duties of Contractor.

The Contractor shall provide medical staffing services to the NeuroDiagnostic Institute. A detailed list of duties is set forth in Exhibit 1, attached hereto and incorporated herein.

2.	Consideration.

The Contractor will be paid at the rates described on Exhibit 1, which is attached hereto and incorporated herein, for performing the duties set forth above. Total remuneration under this Contract shall not exceed $14,667,934.89.

3.	Term.

This Contract shall be effective for a period of 3 years, 8 months, and 29 days. It shall commence on May 03, 2021 and shall remain in effect through January 31, 2025.

4.	Access to Records.

The Contractor and its subcontractors, if any, shall maintain all books, documents, papers, accounting records, and other evidence pertaining to all costs incurred under this Contract. They shall make such materials available at their respective offices at all reasonable times during this Contract, and for three (3) years from the date of final payment under this Contract, for inspection by the State or its authorized designees. Copies shall be furnished at no cost to the State if requested.

5.	Assignment; Successors.

A.	The Contractor binds its successors and assignees to all the terms and conditions of this Contract. The Contractor may assign its right to receive payments to such third parties as the Contractor may desire without the prior written consent of the State, provided that the Contractor gives written notice (including evidence of such assignment) to the State thirty (30) days in advance of any payment so assigned. The assignment shall cover all unpaid amounts under this Contract and shall not be made to more than one party.

B.	The Contractor shall not assign or subcontract the whole or any part of this Contract without the State’s prior written consent. Additionally, the Contractor shall provide prompt written notice to the State of any change in the Contractor’s legal name or legal status so that the changes may be documented and payments to the successor entity may be made.

6.	Assignment of Antitrust Claims.

As part of the consideration for the award of this Contract, the Contractor assigns to the State all right, title and interest in and to any claims the Contractor now has, or may acquire, under state or federal antitrust laws relating to the products or services which are the subject of this Contract.

7.	Audits.

The Contractor acknowledges that it may be required to submit to an audit of funds paid through this Contract. Any such audit shall be conducted in accordance with IC § 5-11-1, et seq., and audit guidelines specified by the State.

The State considers the Contractor to be a “Contractor” under 2 C.F.R. 200.330 for purposes of this Contract. However, if it is determined that the Contractor is a “subrecipient” and if required by applicable provisions of 2 C.F.R. 200 (Uniform Administrative Requirements, Cost Principles, and Audit Requirements), Contractor shall arrange for a financial and compliance audit, which complies with 2 C.F.R. 200.500 et seq.

8.	Authority to Bind Contractor.

The signatory for the Contractor represents that he/she has been duly authorized to execute this Contract on behalf of the Contractor and has obtained all necessary or applicable approvals to make this Contract fully binding upon the Contractor when his/her signature is affixed, and accepted by the State.

9.	Changes in Work.

The Contractor shall not commence any additional work or change the scope of the work until authorized in writing by the State. The Contractor shall make no claim for additional compensation in the absence of a prior written approval and amendment executed by all signatories hereto. This Contract may only be amended, supplemented or modified by a written document executed in the same manner as this Contract.

10.	Compliance with Laws.

A.	The Contractor shall comply with all applicable federal, state, and local laws, rules, regulations, and ordinances, and all provisions required thereby to be included herein are hereby incorporated by reference. The enactment or modification of any applicable state or federal statute or the promulgation of rules or regulations thereunder after execution of this Contract shall be reviewed by the State and the Contractor to determine whether the provisions of this Contract require formal modification.

B.	The Contractor and its agents shall abide by all ethical requirements that apply to persons who have a business relationship with the State as set forth in IC § 4-2-6, et seq., IC § 4-2-7,et seq. and the regulations promulgated thereunder. If the Contractor has knowledge, or would have acquired knowledge with reasonable inquiry, that a state officer, employee, or special state appointee, as those terms are defined in IC § 4-2-6-1, has a financial interest in the Contract, the Contractor shall ensure compliance with the disclosure requirements in IC § 4-2-6-10.5 prior to the execution of this Contract. If the Contractor is not familiar with these ethical requirements, the Contractor should refer any questions to the Indiana State Ethics Commission, or visit the Inspector General’s website at http://www.in.gov/ig/. If the Contractor or its agents violate any applicable ethical standards, the State may, in its sole discretion, terminate this Contract immediately upon notice to the Contractor. In addition, the Contractor may be subject to penalties under IC §§ 4-2-6, 4-2-7, 35-44.1-1-4, and under any other applicable laws.

C.	The Contractor certifies by entering into this Contract that neither it nor its principal(s) is presently in arrears in payment of taxes, permit fees or other statutory, regulatory or judicially required payments to the State of Indiana. The Contractor agrees that any payments currently due to the State of Indiana may be withheld from payments due to the Contractor. Additionally, further work or payments may be withheld, delayed, or denied and/or this Contract suspended until the Contractor is current in its payments and has submitted proof of such payment to the State.

D.	The Contractor warrants that it has no current, pending or outstanding criminal, civil, or enforcement actions initiated by the State, and agrees that it will immediately notify the State of any such actions. During the term of such actions, the Contractor agrees that the State may delay, withhold, or deny work under any supplement, amendment, change order or other contractual device issued pursuant to this Contract.

E.	If a valid dispute exists as to the Contractor’s liability or guilt in any action initiated by the State or its agencies, and the State decides to delay, withhold, or deny work to the Contractor, the Contractor may request that it be allowed to continue, or receive work, without delay. The Contractor must submit, in writing, a request for review to the Indiana Department of Administration (IDOA) following the procedures for disputes outlined herein. A determination by IDOA shall be binding on the parties. Any payments that the State may delay, withhold, deny, or apply under this section shall not be subject to penalty or interest, except as permitted by IC § 5-17-5.

F.	The Contractor warrants that the Contractor and its subcontractors, if any, shall obtain and maintain all required permits, licenses, registrations, and approvals, and shall comply with all health, safety, and environmental statutes, rules, or regulations in the performance of work activities for the State. Failure to do so may be deemed a material breach of this Contract and grounds for immediate termination and denial of further work with the State.

G.	The Contractor affirms that, if it is an entity described in IC Title 23, it is properly registered and owes no outstanding reports to the Indiana Secretary of State.

H.	As required by IC § 5-22-3-7:

(1)	The Contractor and any principals of the Contractor certify that:

(A)	the Contractor, except for de minimis and nonsystematic violations, has not violated the terms of:

(i)	IC §24-4.7 [Telephone Solicitation Of Consumers];
(ii)	IC §24-5-12 [Telephone Solicitations]; or
(iii)	IC §24-5-14 [Regulation of Automatic Dialing Machines];

in the previous three hundred sixty-five (365) days, even if IC § 24-4.7 is preempted by federal law; and

(B)	the Contractor will not violate the terms of IC § 24-4.7 for the duration of the Contract, even if IC §24-4.7 is preempted by federal law.

(2)	The Contractor and any principals of the Contractor certify that an affiliate or principal of the Contractor and any agent acting on behalf of the Contractor or on behalf of an affiliate or principal of the Contractor, except for de minimis and nonsystematic violations,

(A)	has not violated the terms of IC § 24-4.7 in the previous three hundred sixty-five (365) days, even if IC §24-4.7 is preempted by federal law; and
(B)	(will not violate the terms of IC § 24-4.7 for the duration of the Contract, even if IC §24-4.7 is preempted by federal law.

11.	Condition of Payment.

All services provided by the Contractor under this Contract must be performed to the State’s reasonable satisfaction, as determined at the discretion of the undersigned State representative and in accordance with all applicable federal, state, local laws, ordinances, rules and regulations. The State shall not be required to pay for work found to be unsatisfactory, inconsistent with this Contract or performed in violation of any federal, state or local statute, ordinance, rule or regulation.

12.	Confidentiality, Security and Privacy of Personal Information.

Terms used, but otherwise not defined in this Contract shall have the same meaning as those found in 45 CFR Parts 160, 162, and 164.

A.	“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (sections 1171 through 1179 of the Social Security Act), including any subsequent amendments to such Act.

B.	“HIPAA Rules” mean the rules adopted by and promulgated by the US Department of Health and Human Services (“HHS”) under HIPAA and other relevant federal laws currently in force or subsequently made, such as the Health Information Technology for Economic and Clinical Heath Act (“HITECH”), as enumerated under 45 CFR Parts 160, 162, and 164, including without limitation any and all additional or modified regulations thereof. Subsets of the HIPAA Rules include:

1)	“HIPAA Enforcement Rule” as defined in 45 CFR Part 160;
2)	“HIPAA Security Rule” as defined in 45 CFR Part 164, Subparts A and C;
3)	“HIPAA Breach Rule” as defined in 45 CFR Part 164, Subparts A and D; and
4)	“HIPAA Privacy Rule” as defined in 45 CFR Part 164, Subparts A and E.

C.	If Contractor is deemed a Business Associate to the State, Contractor is hereby authorized by the State to create, receive, maintain, and/or transmit Protected Health Information (“PHI”) and other Personally Identifiable Information (meaning personal information as collectively defined in IC 4-1-6-1 and IC 4-1-11-3, “PII”) on the State’s behalf pursuant to and consistent with the Services performed by Contractor under this Contract.

D.	Contractor agrees that as a Business Associate to the State it is obligated to comply with the HIPAA Rules, as such Rules apply to Business Associates, throughout the term of this Contract and thereafter as may be required by federal law and such compliance will be at Contractor’s sole expense. Further:

1)	Contractor will not use or further disclose PHI or PII except as expressly permitted by this Contract or as required by law. Contractor understands that this prohibition expressly applies to any information provided by the Social Security Administration, directly or through the State. It is further provided that nothing in this Contract shall be construed to permit Contractor use or disclose PHI in a manner that would violate the provisions of the HIPAA Privacy Rule as such Rule applies to the State with regard to the Services performed by Contractor under this Contract or otherwise cause the State to be noncompliant with the HIPAA Privacy Rule.

2)	Contractor understands it must fully comply with the HIPAA Security Rule and will employ appropriate and compliant safeguards to reasonably prevent the use or disclosure of PHI and PII other than as permitted by this Contract or required by the HIPAA Privacy Rule. Such safeguards will be designed, implemented, operated, and managed by Contractor at Contractor’s sole expense and following the Contractor’s best professional judgment regarding such safeguards. Upon the State’s reasonable request, Contractor will review such safeguards with the State. Contractor will implement the following HIPAA requirements for any forms of PHI or PII that the Contractor receives, maintains, or transmits on behalf of the State:

a)	Administrative safeguards under 45 CFR 164.308;
b)	Physical safeguards under 45 CFR 164.310;
c)	Technical safeguards under 45 CFR 164.312; and
d)	Policies and procedures and documentation requirements under 45 CFR 164.316.

3)	Contractor understands that it is subject to the HIPAA Enforcement Rule under which Contractor may be subject to criminal and civil penalties for violations of and noncompliance with the HIPAA Rules.

E.	Improper Disclosure, Security Incident, and Breach Notification.

1)	Contractor understands that it is subject to the HIPAA Breach Rule.

2)	For the purposes of this Contract, the term Breach has the same meaning as defined in the HIPAA Breach Rule. The term “Security Incident” shall mean an action or event that has resulted in the improper use or disclosure of PHI or PII in Contractor’s safekeeping (in violation of this Contract and/or in violation of the HIPAA Privacy Rule), the reasonable possibility or suspected possibility that an improper use or disclosure of PHI or PII may have occurred, or circumstances in which PHI or PII has been exposed to an opportunity for improper use or disclosure.

3)	If a Security Incident occurs or if Contractor suspects that a Security Incident may have occurred with respect to PHI and/or PII in Contractor’s safekeeping:

a)	Contractor shall notify the State of the Security Incident within one (1) business day of when Contractor discovered the Security Incident; such notification shall be made to the FSSA Privacy & Security Office in a manner reasonably prescribed by the FSSA Privacy & Security Officer and shall include as much detail as the Contractor reasonably may be able to acquire within the one (1) business day.

b)	For the purposes of such Security Incidents, “discovered” and “discovery” shall mean the first day on which such Security Incident is known to the Contractor or, by exercising reasonable diligence, would have been known to the Contractor. Regardless of whether the Contractor failed to exercise reasonable diligence, improperly delaying the notification of discovery beyond the one day requirement, the Contractor will notify the FSSA Privacy & Security Office within one day of gaining actual knowledge of a breach.

c)	In collaboration with the FSSA Privacy & Security Office, Contractor shall undertake all commercially reasonable efforts necessary to thoroughly investigate the Security Incident and to provide all results of such investigation to the FSSA Privacy & Security Office, including but not limited to Contractor personnel involved, source and cause of the Security Incident, specific information disclosed, disclosure victims (those whose PHI/PII was disclosed), disclosure recipients, supporting materials, actions taken to mitigate or stop the Security Incident, and similar details.

d)	Contractor’s investigation must be undertaken expeditiously and completed to the extent that a determination of whether a Breach has occurred can be reasonably made, including the identification of the victims or likely victims, within a reasonable timeframe as mutually agreed upon with the FSSA Privacy & Security Office, from the date of discovery of the Security Incident. Contractor shall provide details of its investigation to the FSSA Privacy & Security Office on an ongoing basis until the investigation is complete.

e)	Contractor and the FSSA Privacy & Security Office will collaborate on the results of Contractor’s investigation; the determination as to whether a Breach has occurred rests solely with the FSSA Privacy & Security Office.

f)	If it is determined by the FSSA Privacy & Security Office that a Breach has occurred:

(i)	Contractor agrees that it shall be responsible for, including all costs with respect to, fulfilling the State’s and/or Contractor’s obligations for notice to all of the known and suspected victims of the Breach. Such notice shall comply with the HIPAA Breach Rule notification requirements and/or applicable notification requirements under State law.

(ii)	Contractor further agrees that such notification will be made under its name, unless otherwise specified by the FSSA Privacy & Security Office. Contractor will coordinate its Breach notification efforts with the FSSA Privacy & Security Office; the FSSA Privacy & Security Office will approve Contractor’s Breach notification procedures and plans, including the format and content of the notice(s) prior to such notification being made.

(iii)	Contractor accepts full responsibility for the Breach and any resulting losses or damages incurred by the State or any victim of the Breach.

(iv)	Contractor will undertake all commercially reasonable efforts necessary to mitigate any deleterious effects of the Breach for the known and suspected victims of the Breach.

(v)	The State, through the FSSA Privacy & Security Office, will make the appropriate notifications to HHS and/or the applicable State agencies with respect to the Breach, unless the Contractor is directed to do so by the FSSA Privacy & Security Office.

g)	Contractor will undertake commercially reasonable corrective actions to eliminate or minimize to the greatest degree possible the opportunity for an identified Security Incident to reoccur and provide the FSSA Privacy & Security Office with its plans, status updates, and written certification of completion regarding such corrective actions.

F.	Subcontractors. Contractor agrees that in accordance with the HIPAA Privacy Rule any subcontractors engaged by Contractor (in compliance with this Contract) that will create, receive, maintain, or transmit State PHI/PII on Contractor’s behalf will contractually agree to the same restrictions, conditions, and requirements that apply to Contractor with respect to such PHI/PII.

G.	Access by Individuals to their PHI. Contractor acknowledges that in accordance with the HIPAA Privacy Rule individuals for whom Contractor has direct possession of their PHI on the State’s behalf have the right to inspect and amend their PHI, and have the right for an accounting of uses and disclosures of such PHI, except as otherwise provided therein. Contractor shall provide such right of inspection, amendment, and accounting of disclosures to such individuals upon reasonable request by the State (or by such individuals if the State directly refers such individuals to Contractor). In situations in which Contractor does not have direct possession of such PHI, then the State shall be responsible for such inspection, amendment, and accounting of disclosures rights by individuals.

H.	Access to Records. Contractor shall make available to HHS and/or the State, Contractor’s internal practices, books, and records relating to the use and disclosure of PHI and PII provided to Contractor by the State or created, received, maintained, or transmitted by Contractor on the State’s behalf. Contractor shall promptly inform the State by giving notice to the FSSA Privacy & Security Office of any request by HHS (or its designee) for such internal practices, books, and/or records and shall provide the State with copies of any materials or other information made available to HHS.

I.	Return of Protected Health Information. Upon request by the State or upon termination of this Contract, Contractor will, at the State’s sole option, either return or destroy all copies of any PHI or PII provided to Contractor by the State, including PHI or PII created, received, maintained, or transmitted by Contractor on the State’s behalf and Contractor shall warrant in writing that it has returned or destroyed such PHI and/or PII. Further, upon termination of this agreement Contractor will not retain any copies of any such PHI and PII and shall warrant same in writing.

J.	At the sole discretion of the State, the State may terminate this Contract for Contractor’s material breach of this Section 12.

K.	Contractor agrees to participate in a disaster recovery plan, as appropriate to the Contractor’s Services, as determined by the State to be necessary to uphold integral business functions in the event of an unforeseen disaster.

L.	Drug and Alcohol Records. In the performance of the Services under this Contract, Contractor may have access to confidential information regarding alcohol and drug abuse patient records. Contractor agrees that such information is confidential and protected information and promises and assures that any such information, regardless of form, disclosed to Contractor for the purposes of this Contract will not be disclosed or discussed with others without the prior written consent of the State. The Contractor and the State will comply with the applicable requirements of 42 CFR Part 2 and any other applicable federal or state law or regulatory requirement concerning such information. The Contractor will report any unauthorized disclosures of such information in compliance with Section 12.F.

M.	Confidentiality of State Information. The Contractor understands and agrees that data, materials, and information disclosed to the Contractor may contain confidential and protected information. The Contractor covenants that data, material and information gathered, based upon or disclosed to the Contractor for the purpose of this Contract, will not be disclosed to or discussed with third parties without the prior written consent of the State.

The parties acknowledge that the services to be performed by Contractor for the State under this contract may require or allow access to data, materials, and information containing Social Security numbers maintained by the State in its computer system or other records. In addition to the covenant made above in this section and pursuant to 10 IAC 5-3-1(4), the Contractor and the State agree to comply with the provisions of IC 4-1-10 and IC 4-1-11. If any Social Security number(s) is/are disclosed by Contractor, Contractor agrees to pay the cost of the notice of disclosure of a breach of the security of the system in addition to any other claims and expenses for which it is liable under the terms of this contract. The Contractor shall report any unauthorized disclosures of Social Security numbers to the FSSA Privacy & Security Office within one (1) business day of the date of discovery.

N.	Contractor will indemnify and hold the State harmless from any loss, damage, costs, expense, judgment, sanction or liability, including, but not limited to, attorneys’ fees and costs, that the State incurs or is subject to, as a result of a breach of this Section by the Contractor or any subcontractor, agent or person under Contractor’s control. In the event a claim is made against the State for any such claim, cause of action, liability, damage, cost or expense, State may, at its sole option: (i) tender the defense to Contractor, who shall provide qualified and competent counsel to represent the State interest at Contractor’s expense; or (ii) undertake its own defense, utilizing such professionals as it deems reasonably necessary, holding Contractor responsible for all reasonable costs thereof. In any event, State shall have the sole right to control and approve any settlement or other compromise of any claim brought against it that is covered by this Section.

O.	Contractor shall adhere to all relevant FSSA Application Security policies located at http://in.gov/fssa/4979.htm for any related activities provided to FSSA under this contract. Contractor is responsible for validating that any subcontractors they engage will also comply with these policies. Any exceptions to these policies require written approval from the FSSA Privacy & Security Office.

13.	Continuity of Services.

A.	The Contractor recognizes that the service(s) to be performed under this Contract are vital to the State and must be continued without interruption and that, upon Contract expiration, a successor, either the State or another contractor, may continue them. The Contractor agrees to:

1)	Furnish phase-in training; and
2)	Exercise its best efforts and cooperation to effect an orderly and efficient transition to a successor.

B.	The Contractor shall, upon the State’s written notice:

1)	Furnish phase-in, phase-out services for up to sixty (60) days after this Contract expires;
2)	Negotiate in good faith a plan with a successor to determine the nature and extent of phase-in, phase-out services required. The plan shall specify a training program and a date for transferring responsibilities for each division of work described in the plan, and shall be subject to the State’s approval. The Contractor shall provide sufficient experienced personnel during the phase-in, phase-out period to ensure that the services called for by this Contract are maintained at the required level of proficiency.

C.	The Contractor shall allow as many personnel as practicable to remain on the job to help the successor maintain the continuity and consistency of the services required by this Contract. The Contractor also shall disclose necessary personnel records and allow the successor to conduct on-site interviews with these employees. If selected employees are agreeable to the change, the Contractor shall release them at a mutually agreeable date and negotiate transfer of their earned fringe benefits to the successor.

D.	The Contractor shall be reimbursed for all reasonable phase-in, phase-out costs (i.e., costs incurred within the agreed period after contract expiration that result from phase-in, phase-out operations).

14.	Debarment and Suspension.

A.	The Contractor certifies by entering into this Contract that neither it nor its principals nor any of its subcontractors are presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from entering into this Contract by any federal agency or by any department, agency or political subdivision of the State of Indiana. The term “principal” for purposes of this Contract means an officer, director, owner, partner, key employee or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of the Contractor.

B.	The Contractor certifies that it has verified the state and federal suspension and debarment status for all subcontractors receiving funds under this Contract and shall be solely responsible for any recoupment, penalties or costs that might arise from use of a suspended or debarred subcontractor. The Contractor shall immediately notify the State if any subcontractor becomes debarred or suspended, and shall, at the State’s request, take all of 29 steps required by the State to terminate its contractual relationship with the subcontractor for work to be performed under this Contract.

15.	Default by State.

If the State, sixty (60) days after receipt of written notice, fails to correct or cure any material breach of this Contract, the Contractor may cancel and terminate this Contract and institute measures to collect monies due up to and including the date of termination.

16.	Disputes.

A.	Should any disputes arise with respect to this Contract, the Contractor and the State agree to act immediately to resolve such disputes. Time is of the essence in the resolution of disputes.

B.	The Contractor agrees that, the existence of a dispute notwithstanding, it will continue without delay to carry out all of its responsibilities under this Contract that are not affected by the dispute. Should the Contractor fail to continue to perform its responsibilities regarding all nondisputed work, without delay, any additional costs incurred by the State or the Contractor as a result of such failure to proceed shall be borne by the Contractor, and the Contractor shall make no claim against the State for such costs.

C.	If the parties are unable to resolve a contract dispute between them after good faith attempts to do so, a dissatisfied party shall submit the dispute to the Commissioner of the Indiana Department of Administration for resolution. The dissatisfied party shall give written notice to the Commissioner and the other party. The notice shall include: (1) a description of the disputed issues, (2) the efforts made to resolve the dispute, and (3) a proposed resolution. The Commissioner shall promptly issue a Notice setting out documents and materials to be submitted to the Commissioner in order to resolve the dispute; the Notice may also afford the parties the opportunity to make presentations and enter into further negotiations. Within thirty (30) business days of the conclusion of the final presentations, the Commissioner shall issue a written decision and furnish it to both parties. The Commissioner’s decision shall be the final and conclusive administrative decision unless either party serves on the Commissioner and the other party, within ten (10) business days after receipt of the Commissioner’s decision, a written request for reconsideration and modification of the written decision. If the Commissioner does not modify the written decision within thirty (30) business days, either party may take such other action helpful to resolving the dispute, including submitting the dispute to an Indiana court of competent jurisdiction. If the parties accept the Commissioner’s decision, it may be memorialized as a written Amendment to this Contract if appropriate.

D.	The State may withhold payments on disputed items pending resolution of the dispute. The unintentional nonpayment by the State to the Contractor of one or more invoices not in dispute in accordance with the terms of this Contract will not be cause for the Contractor to terminate this Contract, and the Contractor may bring suit to collect these amounts without following the disputes procedure contained herein.

E.	With the written approval of the Commissioner of the Indiana Department of Administration, the parties may agree to forego the process described in subdivision C. relating to submission of the dispute to the Commissioner.

F.	This paragraph shall not be construed to abrogate provisions of IC § 4-6-2-11 in situations where dispute resolution efforts lead to a compromise of claims in favor of the State as described in that statute. In particular, releases or settlement agreements involving releases of legal claims or potential legal claims of the state should be processed consistent with IC § 4-6-2-11, which requires approval of the Governor and Attorney General.

17.	Drug-Free Workplace Certification.

As required by Executive Order No. 90-5 dated April 12, 1990, issued by the Governor of Indiana, the Contractor hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace. The Contractor will give written notice to the State within ten (10) days after receiving actual notice that the Contractor, or an employee of the Contractor in the State of Indiana, has been convicted of a criminal drug violation occurring in the workplace. False certification or violation of this certification may result in sanctions including, but not limited to, suspension of contract payments, termination of this Contract and/or debarment of contracting opportunities with the State for up to three (3) years.

In addition to the provisions of the above paragraph, if the total amount set forth in this Contract is in excess of $25,000.00, the Contractor certifies and agrees that it will provide a drug-free workplace by:

A.	Publishing and providing to all of its employees a statement notifying them that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractor’s workplace, and specifying the actions that will be taken against employees for violations of such prohibition;

B.	Establishing a drug-free awareness program to inform its employees of: (1) the dangers of drug abuse in the workplace; (2) the Contractor’s policy of maintaining a drug-free workplace; (3) any available drug counseling, rehabilitation and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;

C.	Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will: (1) abide by the terms of the statement; and (2) notify the Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;

D.	Notifying the State in writing within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;

E.	Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

F.	Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above.

18.	Employment Eligibility Verification.

As required by IC § 22-5-1.7, the Contractor swears or affirms under the penalties of perjury that the Contractor does not knowingly employ an unauthorized alien. The Contractor further agrees that:

A.	The Contractor shall enroll in and verify the work eligibility status of all his/her/its newly hired employees through the E-Verify program as defined in IC § 22-5-1.7-3. The Contractor is not required to participate should the E-Verify program cease to exist. Additionally, the Contractor is not required to participate if the Contractor is self-employed and does not employ any employees.

B.	The Contractor shall not knowingly employ or contract with an unauthorized alien. The Contractor shall not retain an employee or contract with a person that the Contractor subsequently learns is an unauthorized alien.

C.	The Contractor shall require his/her/its subcontractors, who perform work under this Contract, to certify to the Contractor that the subcontractor does not knowingly employ or contract with an unauthorized alien and that the subcontractor has enrolled and is participating in the EVerify program. The Contractor agrees to maintain this certification throughout the duration of the term of a contract with a subcontractor.

The State may terminate for default if the Contractor fails to cure a breach of this provision no later than thirty (30) days after being notified by the State.

19.	Employment Option.

If the State determines that it would be in the State’s best interest to hire an employee of the Contractor, the Contractor will release the selected employee from any non-competition agreements that may be in effect. This release will be at no cost to the State or the employee.

20.	Force Majeure.

In the event that either party is unable to perform any of its obligations under this Contract or to enjoy any of its benefits because of natural disaster or decrees of governmental bodies not the fault of the affected party (hereinafter referred to as a “Force Majeure Event”), the party who has been so affected shall immediately or as soon as is reasonably possible under the circumstances give notice to the other party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this Contract shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, terminate this Contract.

21.	Funding Cancellation.

As required by Financial Management Circular 2007-1 and IC § 5-22-17-5, when the Director of the State Budget Agency makes a written determination that funds are not appropriated or otherwise available to support continuation of performance of this Contract, this Contract shall be canceled. A determination by the Director of State Budget Agency that funds are not appropriated or otherwise available to support continuation of performance shall be final and conclusive.

22.	Governing Law.

This Contract shall be governed, construed, and enforced in accordance with the laws of the State of Indiana, without regard to its conflict of laws rules. Suit, if any, must be brought in the State of Indiana.

23.	HIPAA Compliance.

This information has been incorporated into Clause 12.

24.	Indemnification.

The Contractor agrees to indemnify, defend, and hold harmless the State, its agents, officials, and employees from all third party claims and suits including court costs, attorney’s fees, and other expenses caused by any act or omission of the Contractor and/or its subcontractors, if any, in the performance of this Contract. The State will not provide indemnification to the Contractor.

25.	Independent Contractor; Workers’ Compensation Insurance.

The Contractor is performing as an independent entity under this Contract. No part of this Contract shall be construed to represent the creation of an employment, agency, partnership or joint venture agreement between the parties. Neither party will assume liability for any injury (including death) to any persons, or damage to any property, arising out of the acts or omissions of the agents, employees or subcontractors of the other party. The Contractor shall provide all necessary unemployment and workers’ compensation insurance for the Contractor’s employees, and shall provide the State with a Certificate of Insurance evidencing such coverage prior to starting work under this Contract.

26.	Indiana Veteran Owned Small Business Enterprise Compliance

Award of this Contract was based, in part, on the Indiana Veteran Owned Small Business Enterprise (“IVOSB”) participation plan, as detailed in the IVOSB Subcontractor Commitment Form, commonly referred to as “Attachment A-1” in the procurement documentation and incorporated by reference herein. Therefore, any changes to this information during the Contract term must be approved by IDOA’s Division of Supplier Diversity and may require an amendment. It is the State’s expectation that the Contractor will meet the subcontractor commitments during the Contract term. The following certified IVOSB subcontractor(s) will be participating in this Contract:

IVB	PHONE	COMPANY NAME	SCOPE OF PRODUCTS and/or SERVICES	UTILIZATION DATE	PERCENT
Veteran	317-541-0200 – Ext 201	Professional Management Enterprises, Inc	Medical Staffing services	5/3/2021	5%

A copy of each subcontractor agreement must be submitted to the Division of Supplier Diversity within thirty (30) days of the effective date of this Contract. The subcontractor agreements may be uploaded into Pay Audit (Indiana’s subcontractor payment auditing system), emailed to IndianaVeteransPreference@idoa.IN.gov, or mailed to IDOA, 402 W. Washington Street, Room W-462, Indianapolis, IN 46204. Failure to provide a copy of any subcontractor agreement may be deemed a violation of the rules governing IVOSB procurement and may result in sanctions allowable under 25 IAC 9-5-2. Requests for changes must be submitted to IndianaVeteransPreference@idoa.IN.gov for review and approval before changing the participation plan submitted in connection with this Contract.

The Contractor shall report payments made to certified IVOSB subcontractors under this Contract on a monthly basis using Pay Audit. The Contractor shall notify subcontractors that they must confirm payments received from the Contractor in Pay Audit. The Pay Audit system can be accessed on the IDOA webpage at: www.in.gov/idoa/mwbe/payaudit.htm. The Contractor may also be required to report IVOSB certified subcontractor payments directly to the Division of Supplier Diversity, as reasonably requested and in the format required by the Division of Supplier Diversity.

The Contractor’s failure to comply with the provisions in this clause may be considered a material breach of the Contract.

27.	Information Technology Enterprise Architecture Requirements.

If this Contract involves information technology-related products or services, the Contractor agrees that all such products or services are compatible with any of the technology standards found at https://www.in.gov/iot/2394.htm that are applicable, including the assistive technology standard. The State may terminate this Contract for default if the terms of this paragraph are breached.

28.	Insurance.

A.	The Contractor and its subcontractors (if any) shall secure and keep in force during the term of this Contract the following insurance coverages (if applicable) covering the Contractor for any and all claims of any nature which may in any manner arise out of or result from Contractor’s performance under this Contract:

1)	Commercial general liability, including contractual coverage, and products or completed operations coverage (if applicable), with minimum liability limits not less than $700,000 per person and $5,000,000 per occurrence unless additional coverage is required by the State. The State is to be named as an additional insured on a primary, non-contributory basis for any liability arising directly or indirectly under or in connection with this Contract.

2)	Automobile liability for owned, non-owned and hired autos with minimum liability limits not less than $700,000 per person and $5,000,000 per occurrence. The State is to be named as an additional insured on a primary, non-contributory basis.

3)	Errors and Omissions liability with minimum liability limits of $1,000,000 per claim and in the aggregate. Coverage for the benefit of the State shall continue for a period of two (2) years after the date of service provided under this Contract.

4)	Fiduciary liability if the Contractor is responsible for the management and oversight of various employee benefit plans and programs such as pensions, profit-sharing and savings, among others with limits no less than $700,000 per cause of action and $5,000,000 in the aggregate.

5)	Valuable Papers coverage, if applicable, with an Inland Marine Policy Insurance with limits sufficient to pay for the re-creation and reconstruction of such records.

6)	Surety or Fidelity Bond(s) if required by statute or by the agency.

7)	Cyber Liability if requested by the State addressing risks associated with electronic transmissions, the internet, networks and informational assets, and having limits of no less than $700,000 per occurrence and $5,000,000 in the aggregate.

The Contractor shall provide proof of such insurance coverage by tendering to the undersigned State representative a certificate of insurance prior to the commencement of this Contract and proof of workers’ compensation coverage meeting all statutory requirements of IC § 22-3-2. In addition, proof of an “all states endorsement” covering claims occurring outside the State is required if any of the services provided under this Contract involve work outside of Indiana. All insurance documents are to be sent electronically to insurancedocuments.fssa@fssa.in.gov.

B.	The Contractor’s insurance coverage must meet the following additional requirements:

1)	The insurer must have a certificate of authority or other appropriate authorization to operate in the state in which the policy was issued.

2)	Any deductible or self-insured retention amount or other similar obligation under the insurance policies shall be the sole obligation of the Contractor.

3)	The State will be defended, indemnified and held harmless to the full extent of any coverage actually secured by the Contractor in excess of the minimum requirements set forth above. The duty to indemnify the State under this Contract shall not be limited by the insurance required in this Contract.

4)	The insurance required in this Contract, through a policy or endorsement(s), shall include a provision that the policy and endorsements may not be canceled or modified without thirty (30) days’ prior written notice to the undersigned State agency.

5)	The Contractor waives and agrees to require their insurer to waive their rights of subrogation against the State of Indiana.

C.	Failure to provide insurance as required in this Contract may be deemed a material breach of contract entitling the State to immediately terminate this Contract. The Contractor shall furnish a certificate of insurance and all endorsements to the State before the commencement of this Contract.

29.	Key Person(s).

A.	If both parties have designated that certain individual(s) are essential to the services offered, the parties agree that should such individual(s) leave their employment during the term of this Contract for whatever reason, the State shall have the right to terminate this Contract upon thirty (30) days’ prior written notice.

B.	In the event that the Contractor is an individual, that individual shall be considered a key person and, as such, essential to this Contract. Substitution of another for the Contractor shall not be permitted without express written consent of the State.

Nothing in sections A and B, above shall be construed to prevent the Contractor from using the services of others to perform tasks ancillary to those tasks which directly require the expertise of the key person. Examples of such ancillary tasks include secretarial, clerical, and common labor duties. The Contractor shall, at all times, remain responsible for the performance of all necessary tasks, whether performed by a key person or others.

Key person(s) to this Contract is/are none.

30.	Licensing Standards.

The Contractor, its employees and subcontractors shall comply with all applicable licensing standards, certification standards, accrediting standards and any other laws, rules, or regulations governing services to be provided by the Contractor pursuant to this Contract. The State will not pay the Contractor for any services performed when the Contractor, its employees or subcontractors are not in compliance with such applicable standards, laws, rules, or regulations. If any license, certification or accreditation expires or is revoked, or any disciplinary action is taken against an applicable license, certification, or accreditation, the Contractor shall notify the State immediately and the State, at its option, may immediately terminate this Contract.

31.	Merger & Modification.

This Contract constitutes the entire agreement between the parties. No understandings, agreements, or representations, oral or written, not specified within this Contract will be valid provisions of this Contract. This Contract may not be modified, supplemented, or amended, except by written agreement signed by all necessary parties.

32.	Minority and Women’s Business Enterprises Compliance.

Award of this Contract was based, in part, on the Minority and/or Women’s Business Enterprise (“MBE” and/or “WBE”) participation plan as detailed in the Minority and Women’s Business Enterprises Subcontractor Commitment Form, commonly referred to as “Attachment A” in the procurement documentation and incorporated by reference herein. Therefore, any changes to this information during the Contract term must be approved by the Division of Supplier Diversity and may require an amendment. It is the State’s expectation that the Contractor will meet the subcontractor commitments during the Contract term.

The following Division of Supplier Diversity certified MBE and/or WBE subcontractors will be participating in this Contract:

MBE/WBE	PHONE	COMPANY NAME	SCOPE OF PRODUCTS and/or SERVICES	UTILIZATION DATE	PERCENT
Minority	317-388-0800	Access Therapies Inc.	Medical Staffing services	5/3/2021	5%

A copy of each subcontractor agreement must be submitted to the Division of Supplier Diversity within thirty (30) days of the effective date of this Contract. The subcontractor agreements may be uploaded into Pay Audit (Indiana’s subcontractor payment auditing system), emailed to MWBECompliance@idoa.IN.gov, or mailed to the Division of Supplier Diversity, 402 W. Washington Street, Room W-462, Indianapolis IN 46204. Failure to provide a copy of any subcontractor agreement may be deemed a violation of the rules governing MBE/WBE procurement and may result in sanctions allowable under 25 IAC 5-7-8. Requests for changes must be submitted to MWBECompliance@idoa.IN.gov for review and approval before changing the participation plan submitted in connection with this Contract.

The Contractor shall report payments made to Division of Supplier Diversity certified subcontractors under this Contract on a monthly basis using Pay Audit. The Contractor shall notify subcontractors that they must confirm payments received from the Contractor in Pay Audit. The Pay Audit system can be accessed on the IDOA webpage at: www.in.gov/idoa/mwbe/payaudit.htm. The Contractor may also be required to report Division of Supplier Diversity certified subcontractor payments directly to the Division, as reasonably requested and in the format required by the Division of Supplier Diversity.

The Contractor’s failure to comply with the provisions in this clause may be considered a material breach of the Contract.

33.	Nondiscrimination.

Pursuant to the Indiana Civil Rights Law, specifically IC § 22-9-1-10, and in keeping with the purposes of the federal Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act, the Contractor covenants that it shall not discriminate against any employee or applicant for employment relating to this Contract with respect to the hi re, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of the employee’s or applicant’s race, color, national origin, religion, sex, age, disability, ancestry, status as a veteran, or any other characteristic protected by federal, state, or local law (“Protected Characteristics”). The Contractor certifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination based on the Protected Characteristics in the provision of services. Breach of this paragraph may be regarded as a material breach of this Contract, but nothing in this paragraph shall be construed to imply or establish an employment relationship between the State and any applicant or employee of the Contractor or any subcontractor.

The State is a recipient of federal funds, and therefore, where applicable, the Contractor and any subcontractors shall comply with requisite affirmative action requirements, including reporting, pursuant to 41 CFR Chapter 60, as amended, and Section 202 of Executive Order 11246 as amended by Executive Order 13672.

34.	Notice to Parties.

Whenever any notice, statement or other communication is required under this Contract, it will be sent by E-mail or first class U.S. mail service to the following addresses, unless otherwise specifically advised.

A.	Notices to the State shall be sent to:

Jay Chaudhary, Director
Division of Mental Health and Addiction
402 W. Washington St., W-353
Indianapolis, IN 46204
E-mail:

B.	Notices to the Contractor shall be sent to:

Deepika Vuppalanchi
Syra Health Corp
1119 Keystone Way, Suite 101
Carmel, IN 46032
E-mail: DeepikaV@syrahealth.com

As required by IC § 4-13-2-14.8, payments to the Contractor shall be made via electronic funds transfer in accordance with instructions filed by the Contractor with the Indiana Auditor of State.

35.	Order of Precedence; Incorporation by Reference.

Any inconsistency or ambiguity in this Contract shall be resolved by giving precedence in the following order: (1) this Contract, (2) attachments prepared by the State, (3) RFP #19-026, (4) Contractor’s response to RFP #19-026, and (5) attachments prepared by the Contractor. All attachments, and all documents referred to in this paragraph, are hereby incorporated fully by reference.

36.	Ownership of Documents and Materials.

A.	All documents, records, programs, applications, data, algorithms, film, tape, articles, memoranda, and other materials (the “Materials”) not developed or licensed by the Contractor prior to execution of this Contract, but specifically developed under this Contract shall be considered “work for hire” and the Contractor hereby transfers and assigns any ownership claims to the State so that all Materials will be the property of the State. If ownership interest in the Materials cannot be assigned to the State, the Contractor grants the State a non-exclusive, non-cancelable, perpetual, worldwide royalty-free license to use the Materials and to use, modify, copy and create derivative works of the Materials.

B.	Use of the Materials, other than related to contract performance by the Contractor, without the prior written consent of the State, is prohibited. During the performance of this Contract, the Contractor shall be responsible for any loss of or damage to the Materials developed for or supplied by the State and used to develop or assist in the services provided while the Materials are in the possession of the Contractor. Any loss or damage thereto shall be restored at the Contractor’s expense. The Contractor shall provide the State full, immediate, and unrestricted access to the Materials and to Contractor’s work product during the term of this Contract.

37.	Payments.

A.	All payments shall be made 35 days in arrears in conformance with State fiscal policies and procedures and, as required by IC §4-13-2-14.8, the direct deposit by electronic funds transfer to the financial institution designated by the Contractor in writing unless a specific waiver has been obtained from the Indiana Auditor of State. No payments will be made in advance of receipt of the goods or services that are the subject of this Contract except as permitted by IC §4-13-2-20.

B.	Claims shall be submitted for reimbursement in accordance with the specified Component Descriptions and Unit Descriptions defined on the State-generated FSSA Contract Claim Reimbursement Form. Costs are incurred on the date goods, services, and/or deliverables are satisfactorily provided in full and/or after a reimbursable expense has been paid. Reimbursement shall be based on actual goods, services and/or deliverables provided and/or actual reimbursable expenses previously paid. Claims shall be submitted to the State within sixty (60) calendar days following the end of the month in which goods, services or deliverable were provided and/or expenses were paid. The State has the discretion, and reserves the right, to not pay any claims submitted later than sixty (60) calendar days after a specific Contract Claim Reimbursement Form Item Description expiration date or termination of this agreement. Payment for claims submitted after that time may, at the discretion of the State, be denied.

C.	At the time that the final claim is submitted, all reconciliation issues must be resolved including the return of any incorrectly reimbursed monies or credits received for expenses previously reimbursed. Incorrectly reimbursed funds or credits received for expenses reimbursed will be returned immediately upon discovery as a direct payment, not credit, to the “State of Indiana.” Each return of funds will be accompanied with a completed FSSA Contract Claim Reimbursement Form identifying specific Components to be credited (negative) and each associated month reported on the original reimbursement request. Payments and FSSA Contract Claim Reimbursement Forms will be submitted to FSSA Administrative Services using the address provided on the reimbursement form.

D.	Claims must be submitted with accompanying supportive documentation, as designated by the State. Incomplete claims submitted or claims submitted without supportive documentation will be returned to the Contractor and/or Grantee and not processed for payment. Failure to successfully perform or execute the policies and/or provisions made in this contract may result in the denial and/or partial payment of claims submitted for reimbursement.

E.	If the Contractor is being paid in advance for the maintenance of equipment, software or a service as a subscription, then pursuant to IC § 4-13-2-20(b)(14), the Contractor agrees that if it fails to fully provide or perform under this Contract, upon receipt of written notice from the State, it shall promptly refund the consideration paid, pro-rated through the date of nonperformance.

38.	Penalties/Interest/Attorney’s Fees.

The State will in good faith perform its required obligations hereunder and does not agree to pay any penalties, liquidated damages, interest or attorney’s fees, except as permitted by Indiana law, in part, IC § 5-17-5, IC § 34-54-8, IC § 34-13-1 and IC § 34-52-2.

Notwithstanding the provisions contained in IC § 5-17-5, any liability resulting from the State’s failure to make prompt payment shall be based solely on the amount of funding originating from the State and shall not be based on funding from federal or other sources.

39.	Progress Reports.

The Contractor shall submit progress reports to the State upon request. The report shall be oral, unless the State, upon receipt of the oral report, should deem it necessary to have it in written form. The progress reports shall serve the purpose of assuring the State that work is progressing in line with the schedule, and that completion can be reasonably assured on the scheduled date.

40.	Public Record.

The Contractor acknowledges that the State will not treat this Contract as containing confidential information, and will post this Contract on the transparency portal as required by Executive Order 05-07 and IC § 5-14-3.5-2. Use by the public of the information contained in this Contract shall not be considered an act of the State.

41.	Renewal Option.

This Contract may be renewed under the same terms and conditions, subject to the approval of the Commissioner of the Department of Administration and the State Budget Director in compliance with IC § 5-22-17-4. The term of the renewed contract may not be longer than the term of the original Contract.

42.	Severability.

The invalidity of any section, subsection, clause or provision of this Contract shall not affect the validity of the remaining sections, subsections, clauses or provisions of this Contract.

43.	Substantial Performance.

This Contract shall be deemed to be substantially performed only when fully performed according to its terms and conditions and any written amendments or supplements.

44.	Taxes.

The State is exempt from most state and local taxes and many federal taxes. The State will not be responsible for any taxes levied on the Contractor as a result of this Contract.

45.	Termination for Convenience.

This Contract may be terminated, in whole or in part, by the State, which shall include and is not limited to IDOA and the State Budget Agency whenever, for any reason, the State determines that such termination is in its best interest. Termination of services shall be effected by delivery to the Contractor of a Termination Notice at least thirty (30) days prior to the termination effective date, specifying the extent to which performance of services under such termination becomes effective. The Contractor shall be compensated for services properly rendered prior to the effective date of termination. The State will not be liable for services performed after the effective date of termination. The Contractor shall be compensated for services herein provided but in no case shall total payment made to the Contractor exceed the original contract price or shall any price increase be allowed on individual line items if canceled only in part prior to the original termination date. For the purposes of this paragraph, the parties stipulate and agree that IDOA shall be deemed to be a party to this Contract with authority to terminate the same for convenience when such termination is determined by the Commissioner of IDOA to be in the best interests of the State.

46.	Termination for Default.

A.	With the provision of thirty (30) days’ notice to the Contractor, the State may terminate this Contract in whole or in part if the Contractor fails to:

1)	Correct or cure any breach of this Contract; the time to correct or cure the breach may be extended beyond thirty (30) days if the State determines progress is being made and the extension is agreed to by the parties;

2)	Deliver the supplies or perform the services within the time specified in this Contract or any extension;

3)	Make progress so as to endanger performance of this Contract; or

4)	Perform any of the other provisions of this Contract.

B.	If the State terminates this Contract in whole or in part, it may acquire, under the terms and in the manner the State considers appropriate, supplies or services similar to those terminated, and the Contractor will be liable to the State for any excess costs for those supplies or services. However, the Contractor shall continue the work not terminated.

C.	The State shall pay the contract price for completed supplies delivered and services accepted. The Contractor and the State shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree will be a dispute under the Disputes clause. The State may withhold from these amounts any sum the State determines to be necessary to protect the State against loss because of outstanding liens or claims of former lien holders.

D.	The rights and remedies of the State in this clause are in addition to any other rights and remedies provided by law or equity or under this Contract.

47.	Travel.

No expenses for travel will be reimbursed unless specifically authorized by this Contract. Permitted expenses will be reimbursed at the rate paid by the State and in accordance with the Budget Agency’s Financial Management Circular — Travel Policies and Procedures in effect at the time the expenditure is made. Out-of-state travel requests must be reviewed by the State for availability of funds and for conformance with Circular guidelines.

48.	Waiver of Rights.

No right conferred on either party under this Contract shall be deemed waived, and no breach of this Contract excused, unless such waiver is in writing and signed by the party claimed to have waived such right. Neither the State’s review, approval or acceptance of, nor payment for, the services required under this Contract shall be construed to operate as a waiver of any rights under this Contract or of any cause of action arising out of the performance of this Contract, and the Contractor shall be and remain liable to the State in accordance with applicable law for all damages to the State caused by the Contractor’s negligent performance of any of the services furnished under this Contract.

49.	Work Standards.

The Contractor shall execute its responsibilities by following and applying at all times the highest professional and technical guidelines and standards. If the State becomes dissatisfied with the work product of or the working relationship with those individuals assigned to work on this Contract, the State may request in writing the replacement of any or all such individuals, and the Contractor shall grant such request.

50.	Verification of Flu Shot.

As a condition of employment, verification of an annual flu vaccination is required for all healthcare/contracted personnel that have job duties or physical presence inside any Indiana State Psychiatric Hospital in the course of conducting their work.

51.	State Boilerplate Affirmation Clause.

I swear or affirm under the penalties of perjury that I have not altered, modified, changed or deleted the State’s standard contract clauses (as contained in the 2021 OAG/ IDOA Professional Services Contract Manual or the 2021 SCM Template) in any way except as follows:

12.	Confidentiality, Security and Privacy of Personal Information. Modified.

23.	HIPAA Compliance. Incorporated into Clause 12.

37.	Payments. Modified.

50.	Verification of Flu Shot. Added.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

Non-Collusion and Acceptance

The undersigned attests, subject to the penalties for perjury, that the undersigned is the Contractor, or that the undersigned is the properly authorized representative, agent, member or officer of the Contractor. Further, to the undersigned’s knowledge, neither the undersigned nor any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, has entered into or been offered any sum of money or other consideration for the execution of this Contract other than that which appears upon the face hereof. Furthermore, if the undersigned has knowledge that a state officer, employee, or special state appointee, as those terms are defined in IC § 4-2-6-1, has a financial interest in the Contract, the Contractor attests to compliance with the disclosure requirements in IC § 4-2-6-10.5.

Agreement to Use Electronic Signatures

I agree, and it is my intent, to sign this Contract by accessing State of Indiana Supplier Portal using the secure password assigned to me and by electronically submitting this Contract to the State of Indiana. I understand that my signing and submitting this Contract in this fashion is the legal equivalent of having placed my handwritten signature on the submitted Contract and this affirmation. I understand and agree that by electronically signing and submitting this Contract in this fashion I am affirming to the truth of the information contained therein. I understand that this Contract will not become binding on the State until it has been approved by the Department of Administration, the State Budget Agency, and the Office of the Attorney General, which approvals will be posted on the Active Contracts Database: https://fs.gmis.in.gov/psp/guest/SUPPLIER/ERP/c/SOI_CUSTOM_APPS.SOI_PUBLIC_CNTRCTS.GBL.

In Witness Whereof, the Contractor and the State have, through their duly authorized representatives, entered into this Contract. The parties, having read and understood the foregoing terms of this Contract, do by their respective signatures dated below agree to the terms thereof.

SYRA HEALTH CORP		Indiana Family and Social Services Administration, NeuroDiagnostic Institute

By:	/s/ Deepika Vuppalanchi	By:	/s/ Jay Chaudhary

Title:	Chief Executive Officer	Title:	Director

Date:	7/27/2021 | 13:13 PDT	Date:	7/27/2021 | 13:17 PDT

Electronically Approved by:
Department of Administration

By: (for)
Lesley A. Crane, Commissioner

Electronically Approved by:	Electronically Approved as to Form and Legality by:
State Budget Agency	Office of the Attorney General

By: (for)	By: (for)
Zachary Q. Jackson, Director	Theodore E. Rokita, Attorney General

Exhibit 1
Scope of Work

NEURODIAGNOSTIC INSTITUTE (NDI) STAFFING

1.0 Overview

The Contractor shall provide staffing services for all the NDI exclusively to (NDI) in Unit 2E and Unit 2W. The Contractor may also be requested to provide supplemental staffing to other units of the NDI. The Contractor will manage the daily and shift assignments for staffing services. Staffing will be expected to be full-time staff on a consistent basis on each unit assigned to the contractor. (Exhibit 6 – Total number FTEs need to staff 24/7)

The following Scope of Work (SoW) provides an overview of the staffing services required for the NDI a detailed description of the services required from the Contractor and lists conditions that shall be met by the Contractor.

2.0 General Contract Duties and Responsibilities

The Contractor shall satisfy each of the required duties and responsibilities listed below.

2.0.1.	The Contractor shall provide staffing services to the NDI mentioned above through the assignment of qualified or certified staff, as indicated in Section 3.2 – Detailed Staffing Responsibilities of this SoW and all state hospital policies and procedures, including but not limited to the Staffing Rules Violation Notice as may be amended from time to time, while complying with the requirements outlined in the Contract and this SoW. The Contractor shall specialize in providing healthcare/mental health staffing.

Total staffing services to the State through assignment of Contractor staff or Contractor’s subcontractor(s) shall not exceed the budgeted FTE hours of 1950 hours per FTE.

The activities of Contractor or subcontractor assigned staff shall be limited to the performance of services required under this Contract, while on the premises of a state-operated facility. The State reserves the right to remove any Contractor assigned staff or subcontractor from the premises of the NDI and have them replaced either by the Contractor or in some other fashion in the event of inappropriate activity. The State also reserves all rights of legal action against such individuals. The Contractor, however, remains responsible for any costs, time or other damages incurred by the State for any inappropriate activity. The Contractor agrees and shall allow the State to offset against Contractor claims or to recoup amounts paid to the Contractor or owing the State as the case may warrant. Inappropriate activities would include outside practice, enrollment in any residency program, provision of medical care in any capacity that would impact the proper, appropriate or necessary performance of required services under this Contract.

2.0.2.	The Contractor is responsible for securing and providing proof of professional liability insurance as appropriate and customary for the services required under this Contract at the prevailing State standard under law.

2.0.3.	The Contractor agrees to provide and shall provide for the State’s awareness and knowledge a copy of any agreement between the Contractor and any and all Contractor staff or subcontractor assigned by the Contractor to perform services under this Contract. Receipt by the State of a copy of any such agreement shall not relieve the Contractor in any way from complying with the terms of this Contract and does not act in any way as a waiver with regard to any right of the State.

2.0.4.	The provision of specific services by Contractor staff or subcontractors shall be subject to the following terms:

A.	NDI, at any time, may decide not to request part or all of the services required of the Contractor under this Contract.

B.	NDI may at any time, with twenty-four (24) hours written notice, require the Contractor to remove and replace an assigned Contractor staff person or subcontractor from the provision of services under this Contract. The Contractor shall meet or exceed the Performance Standards detailed in section 4.3.1.B – Contractor/State-Initiated Employee Termination.

C.	The State also reserves the right, with thirty (30) days written notice, to require the Contractor to end specific services being provided by any Contractor staff or subcontractors. The Contractor shall meet or exceed the Performance Standards detailed in section 4.3.1.B – Contractor/State-Initiated Employee Termination.

D.	The State may rescind a request for services under this Contract at any time prior to the Contractor making an assignment of Contractor staff or subcontractor in response to the request.

E.	The State is not required under this Contract to make a request for any or all of the services listed herein and any request for such services is at the sole discretion of the State.

2.0.5.	In any instance, any provider of services under this Contract shall have the credentials, and meet background check and insurance requirements stated in this Contract. All providers of services under this Contract shall comply with relevant state-operated facility medical bylaws, policies, rules, regulations, other state-operated facility policies and procedures, and the state and federal law as appropriate with respect to the services the Contractor staff or subcontractor renders.

2.0.6.	Contractor shall ensure that any and all Contractor staff meet all requirements in the job description, competencies, related to background checks, behavioral and performance standards, and all training and certification/licensure requirements as it relates to performing services under this Contract. The Contractor shall remove any individual determined to not meet these requirements and the individual shall be replaced by another individual who does meet these criteria. Any individual who was previously employed by the State and is determined to not have left the State in good standing will require FSSA to provide consent before being assigned to this Contract to perform services.

2.0.7.	The Contractor shall provide requested and required services twenty-four (24) hours a day, seven (7) days a week, including during all State-recognized holidays. At the NDI, budgeted FTE hours for staff services are defined as 1950 hours annually. The Contract assigned staff shall work three shifts a week, at 12.5 hours per shift, for a total of 37.5 hours per week, as described in Section 3.2 – Detailed Staffing Requirements. The option to increase or decrease FTE’s and FTE hours shall be based on daily facility needs and patient acuity. The terms of any adjustment shall be the same as all other conditions of the Contract.

All staffing services positions shall comply with the NDI medical staff by -laws, policies, rules and regulations and other appropriate hospital-wide policies as well as regulatory agencies. The Contractor shall be responsible for providing the following for all positions as applicable:

●	Primary source verification of education and training (nursing degree, residency, etc.)

1.	Not Required for CNA/BHRAs

●	Verification of Indiana license.

●	Verification of medical practice experience.

●	Criminal background check and drug testing.

●	Proof of TB test and flu vaccine.

All Contractor staff must participate and complete a two (2) week orientation hosted and paid for by the State before the Contractor staff can provide services for the State.

2.0.8.	The Contractor shall follow all established FSSA policy, procedures, and business rules and meet all contractual obligations.

2.0.9.	The Contractor shall work with IDOA to obtain and complete proper documentation in partnership to ensure the M/W/IVOSB participation percentage commitments in the contract are met;

2.0.10.	The Contractor shall maintain adequate accounting practices to ensure appropriate utilization of Contract funds including an independent audit which meets federal guidelines;

2.0.11.	The Contractor shall maintain accurate timekeeping methodologies that can be validate, reviewed, and authorized by the State;

2.0.12.	The Contractor shall understand and agree that the failure to meet contractual obligations in the management of the program may result in the State exercising its rights to seek remediation or relief. Failure to meet Performance Standards and Measures may lead to Corrective Actions and Performance Withholds as described in Section 4.1 – General Description of Performance Standards, Measures, and Reporting.

2.1 Business Duties and Responsibilities

Contractor Administrative personnel shall be accessible to program stakeholders Monday through Friday from 8:00 am to 5:00 pm, Eastern Time, excluding State holidays.

The Contractor shall provide the state with an account manager that shall serve as a point of contact to discuss any additional support that is needed. The State may require a meeting with the account manager with two (2) business days’ notice to discuss issues or needs and a plan of action to address these.

The account manager shall complete the reporting requirements detailed in Section 4.2 –Reporting Requirements.

The Contractor shall also attend quarterly meetings with the NDI Director of Nursing and Clinical Director. The account manager must be present at these meetings and will update the State on performance standards, performance measures, and anything else deemed necessary.

The Contractor shall assure that funds provided through this Contract shall only be used to implement and support the administration of NDI staffing and not other programs.

The Contractor shall staff a Clinical On-Site Manager to NDI for the flat rate of Two-Thousand Two Hundred and Fifty ($2,250) dollars per week or the equivalent of Sixty ($60.00) dollars per hour x Thirty-Seven and one-half (37.5) hours of state defined full-time equivalent.

The Contractor shall provide an independent auditor to conduct all necessary audits. The Contractor shall assume responsibility for all costs of the audit and make all audit reports available to the State in a timely fashion. The State reserves the right to amend or terminate the Contract based on the audit findings.

3.0 Detailed Contract Duties and Responsibilities

3.1 Staffing

The Contractor shall notify the State when it discovers any Staffing personnel are scheduled to depart the organization within one (1) business day of discovering the departure as detailed in Performance Standard Section 4.3.1 – Turnover Rate.

3.2 Detailed Staffing Responsibilities

All providers of services under this Contract shall adhere to all appropriate and relevant standards of medical practice. The Contract assigned staff shall also follow specific nursing service rules regarding performance and behavior.

Staffing services include the positions listed below:

Staffing Positions:

●	Behavioral Health Recovery Attendants (BHRA 4)
●	Charge Nurses (Charge Nurse 3) – Night Shift
●	Registered Nurses (Nurse 4) – Day Shift
●	Clinical Nurse Manager

The Contractor must also establish one (1) staff member on each shift to act as the liaison between the State and the Contractor. This will not be an additional staff member, but will be an additional role to a staff member assigned during the shift. The liaison will manage the Contractor staff, make any adjustments to staffing needs for the current and upcoming shifts, and coordinate with NDI staff management.

All Contractor staff must also participate and complete a two (2) week orientation hosted and paid for by the State before the Contractor staff can provide services for the State. The Contractor must staff all contracted positions at all times with qualified staff that have completed the orientation. Therefore, the Contractor is expected to have contingency plans to ensure 0% vacancy in the event that individual staff members become temporarily unavailable.

The Contractor shall staff the positions consistent with the NDI State staff shifts. The Contractor shall be able to staff shifts according to two 12.5 hour shifts. In a 12.5 hour shift situation, the morning shift is from 6:30am to 7:30pm with a thirty (30) minutes break. The evening shift is from 6:30pm to 7:30am with a thirty (30) minute break. In order to be considered a full-time employee, each staff shall work three (3) shifts for a total of 37.5 hours per week.

3.3 Employment Option

The Contractor and subcontractors shall release identified employees from any non-compete or other restrictive clauses that might prevent their employment by the State or a State contractor who provides staffing solutions to the State. Employees shall be allowed to accept employment with the State, either directly through the State or through another contractor, at any time during the Contract, and at any time after the expiration of the Contract at no additional cost to any party.

3.4 Records Continuity

The Contractor shall maintain data continuity from the previous contract period by ensuring maintenance of all records associated with the previous contract.

3.5 Transfer of Records

At least 90 days before Contract expiration, Contractor shall develop and submit a plan to transfer data to any newly awarded Contractor(s). The Transfer of Records Plan must be approved by FSSA.

3.6 Additional Duties and Responsibilities

The Contractor shall investigate new techniques that would enhance the Contractor’s operation and improve service delivery, advising the State of such developments, the possible implementation, and any additional cost of such services or technology.

3.7 PRN Staffing

The Contractor may provide and maintain a staffing list of PRN professionals to NDI prior to orientation. PRN personnel will work a minimum of thirty-seven and one-half (37.5) hours per month once they have completed and passed orientation. The Contractor will provide monthly reports of staff and hours worked. Contractor has the ability to assist NDI with any other unit in the facility presuming staffing ratios have been met within assigned units 2E and 2W. PRN Staff will be requested to work a minimum of 75.0 hours for NDI PRN for a period of 6 months minimum.

3.8 Equipment Liability

The Contactor shall be responsible for the maintenance and repair of any equipment issued to it for use of its staff or that of its subcontractors. Upon completion of the project the Contractor shall be liable for the return of the equipment in the condition it was provided to Contractor subject to normal wear and tear.

4.0 Mandatory Performance Standards, Measures, and Reporting

4.1 General Description of Performance Standards, Measures, and Reporting

It is the State’s primary goal to ensure that the Contractor is delivering services as defined and agreed to in the Contract. The State holds the Contractor accountable for being in compliance with all Contract terms. Failure to meet performance standards and measures as specified may result in withholds described below. Reports provided by the Contractor shall provide sufficient data to enable verification of the performance criteria specified below, and shall provide sufficient detail to allow the state to further investigate the activity being reported.

It is the intent of FSSA to remedy any non-performance through specific remedies and a payment withholding protocol. FSSA may apply performance remedies, as described below. In the event that the Contractor fails to meet performance requirements, reporting standards, and other requirements set forth in the Contract, the State will provide the Contractor with a written notice of non-compliance and may require any of the corrective actions or remedies discussed below. The State will provide written notice of non-compliance to the Contractor within fourteen (14) calendar days of the State’s discovery of such non-compliance.

1. Corrective Actions: If the same performance deficiency occurs for two (2) consecutive months, or upon written request by the State for any reason, the Contractor shall submit, within ten (10) business days of the second occurrence or State request, a Corrective Action Plan (CAP). The nature of the corrective action(s) will depend upon the nature, severity and duration of the deficiency, and repeated nature of the non-compliance. Note: Severity shall be determined by the State, in its sole discretion.

At a minimum, the CAP shall address the causes of the deficiency, the impacts, and the measures being taken and/or recommended to remedy the deficiency, and indicate whether the solution is permanent or temporary. It must also include a schedule showing when the deficiency will be remedied, and for when the permanent solution will be implemented, if appropriate.

2. Payment Withholds: Beginning the month in which a CAP is required per Section 4.1.1, the State may withhold 10% of the following month and all subsequent billing until the measures and remedies in the CAP are implemented in a timely manner to the State’s satisfaction.

When the Contractor’s obligations associated with the CAP are completed, the State shall issue a written release and all monies withheld shall be returned to the Contractor within 30 days. Should the CAP not be submitted as required, or should the remedy not be implemented within the timeframe specified by the CAP, the withheld monies may be forfeited.

The Contractor and the State shall schedule quarterly meetings to discuss Contractor’s performance on the Performance Standards and Measures in Sections 4.3 and 4.4 below. The Performance Standards contain quantitative metrics that the Contractor is required to meet in order to remain compliant with the Contract. The Performance Measures are items the State will monitor and bring up for discussion during the quarterly Review Meetings to assess performance and determine resolution plans. Scheduling of Review Meetings shall be agreed upon mutually between Contractor and the State, but shall occur within two weeks of receipt of completed Reporting Templates described below.

4.2 Reporting Requirements

In addition to the list provided, the Contractor shall complete Excel reporting templates agreed upon with the State. The Excel reporting template shall be completed for each calendar quarter and shall be completed and submitted to the State by the 15th of the month following the end of the calendar quarter (i.e. 1st quarter reports are due by April 15th). The Excel reporting template will be reviewed periodically and may be amended at any time during the Contract with mutual agreement by the Contractor and State.

These reports include, but are not limited to:

1. Staff Roster Report

2. Vacancy Report

3. Employee Turnover Report

4. Attendance Report

4.3 Performance Standards

Contractor is required to report on these Performance Standards and meet or exceed these quantitatively defined Standards.

1. Turnover Rate. The Contractor shall keep a record of all positions vacated by Contractor employees. Turnover is defined as any instance in which the originally-staffed individual permanently leaves the position.

In the case of turnover, the Contractor shall meet the following Performance Standards:

A. Employee-Initiated Termination:

The Contractor shall notify the NDI’s Medical Director and the DMHA Operations Manager of the employee’s last day within 1 business day of receiving an employee resignation or notice of employee intent to vacate a position.

B. Contractor/State-Initiated Employee Termination:

Upon Contractor/State-initiated employee termination, the Contractor shall notify the NDI’s Medical Director and the DMHA Operations Manager of the employee’s last day within 1 business day of receiving the Contractor or State’s request for employee termination.

The Contractor shall have a Turnover Rate that does not exceed 5% for nurses or 10% for BHRAs, calculated quarterly. The Turnover Rate is calculated as such:

(Number of unique Turnover events in a given quarter)
(Total number of unique contracted staff positions)

Failure to meet this performance standard will result in a reimbursement to the State equal to 50% of the calculated expense of orientation for each turnover event in excess of the standard in the past quarter (see Section 4.3.4. for the reimbursement amount per position).

2. Vacancies. The Contractor must ensure that 100% of contracted positions are staffed as scheduled. The Contractor is responsible for filling vacancies immediately. A vacancy is defined as any instance in which the permanently or shift assigned staffed individual is unable to provide services as defined in this Scope of Work.

Notwithstanding the foregoing, the Contractor shall be allowed to have vacancies for no more than 5% of the positions for the first six (6) months that services are performed by Contractor on a unit. However, the Contractor shall not have more than one vacancy per unit at any given time.

Failure to meet this performance standard will result in a reimbursement to the State of an amount equaling 10% of the vacant position’s pay rate for each hour the position is assigned a shift and is vacant.

The Contractor must ensure that at least one or more nurses and appropriate number of BHRAs be staffed per shift based on census in each of the units assigned to contractor. In order to mitigate risk and assist with meeting performance standards, the State shall allow the Contractor to use State sourced nurses and BHRAs up to 75 hours per month respectively to cover same-day vacancies at a charge to the Contractor of $85.00 per hour for RNs and $45.00 per hour for BHRA. ANY use of state resources must be approved by state nursing supervisor prior to state staff being deployed for coverage. In the event the use of state staff exceeds the allowance above, the charges will double to $170.00 per hour for RNs and $90.00 per hour for BHRA. All charges will be invoiced to the Contractor monthly. Contractor will have first right to ensure that a backfill of Contractor or subcontractor staff has been sought first, as long as the need is not immediate and putting patients at risk. Minimum staffing on each unit per shift is determined by contractor with the following variables taken in consideration: census number, acuity, appointments, and any other patient variable.

If necessary, the Contractor will remit payment within thirty (30) days to the State of Indiana/FSSA in a check format based upon invoices provided by the State of Indiana as a result of services provided from RN/BHRA State of Indiana staff working on a Contractor assigned unit.

3. Attendance Rate. The Contractor is expected to satisfy the State’s need for staffing such that there is a continuity of staff. The Contractor assigned staff shall maintain an Attendance Rate of 85% during their tenure with the State, calculated quarterly. The Attendance Rate is calculated as such:

(Number of hours absent for each individual Contractor assigned staff in a given quarter)
(Number of Hours required for a full-time staff in a quarter, or 487.5 hours)

For each Contractor assigned staff that fails to meet this performance standard, the Contractor will reassess the ability of the individual to meet the State’s needs and provide a written report, justifying why the State should continue to employ the individual. The State will decide if the individual can meet the needs of the State. In the event that the individual needs to be replaced, the Contractor will find a suitable replacement within 24 hours.

4. Minimum Tenure. The Contractor assigned staff who attend the orientation, as described in Section 3.2., must continue to provide services for the State for at least six (6) months following the orientation. If the Contractor assigned staff fails to meet this requirement, the Contractor will reimburse the State its calculated expense of orientation, which will be the hourly rate of the position multiplied by 75.0 hours for each staff member that fails to meet the requirement.

4.4 Performance Measures

Contractor is required to report on these Performance Measures and meet quarterly with the State to discuss performance.

1. Actual Hourly Rates. The Contractor shall keep a log of all employees with the actual rates that are billed to the State.

2. Employee Turnover. The Contractor shall keep a record of Employee Turnover. This record shall contain a list of each position that experienced turnover in addition to a reason for the employee turnover. The Contractor shall also calculate a quarterly Turnover Rate, as defined in Section 4.3 – Performance Standard, and report the figures to the State on a quarterly basis.

3. Cessation/Termination of Employment. The Contractor shall keep a log of all employees that cease employment on this Contract with the State. This log shall record all instances in which an employee ceases to work on this Contract for the State. The Contractor shall log the number of days in notice the employee provided before stopping employment and the reason for their cessation/termination.

4. Vacancies. The Contractor shall keep a log of all vacancies, including the number of hours the position was left vacant. The Contractor shall report any failure to fill vacancies to the State on a quarterly basis.

5. Attendance Rate. The Contractor shall keep a log of the attendance for all employees. The Contractor shall calculate quarterly Attendance Rates, as defined in Section 4.3 –Performance Standard, for all employees and report the figures to the State on a quarterly basis.

6. Staffing rule violations will be handled consistent with our current agency staffing process, except for the attendance policy. Syra is welcome to utilize their own policy to address employee attendance concerns. (Exhibit 5)

Page 32 of 32